Exhibit 99.1
Royal Bank America Media Alert
For additional information:
Marc Sanders, Director of Marketing
610-668-4700 x269 — marcsanders@royalbankamerica.com
ROYAL BANK AMERICA PARENT CO. REPORTS 26.9% INCREASE IN CORE
EARNINGS FOR THE FOURTH QUARTER; DEPOSITS UP 23%; LOANS UP 9%;
ISSUES 47th CONSECUTIVE QUARTERLY CASH DIVIDEND
NARBERTH, PA — January 18, 2007 — Royal Bank America President/CEO Joseph P. Campbell announced core earnings (defined as net income less non-recurring items) for the Bank’s holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) for the three months ended December 31, 2006 of $5.0 million or $0.37 basic earnings per share, compared to $4.0 million or $0.29 basic earnings per share for the same period in 2005. Core earnings for the twelve months ended December 31, 2006 were $18.4 million or $1.36 basic earnings per share, compared to $16.2million or $1.20 basic earnings per share for the same period in 2005. For the three months ended December 31, 2006, non-recurring items include: $67 thousand in distributions from variable interest entities and $75 thousand from the sale of other real estate owned. For the three months ended December 31, 2005, non recurring items include: a $16.7 million gain from the sale of two apartment complexes, $133 thousand in distributions from variable interest entities, and $1.0 million from the sale of other real estate owned. For the twelve months ended December 31, 2006, non-recurring items include: a $1.5 million prepayment fee, $643 thousand in loan exit fees collected on two mezzanine loans, $645 thousand in distributions from variable interest entities and $2.1 million from the sale of other real estate owned. For the twelve months ended December 31, 2005, there were $1.6 million in loan exit fees collected, a $16.7 million gain from the sale of two apartment complexes, a $1.9 million equity distribution from a variable interest entity, $2.5 million from the sale of other real estate owned and a $1.7 million reduction in tax expense resulting from a reduction in a deferred tax valuation allowance. In addition, a $930 thousand expense related to the company’s pension plan was recorded. A reconciliation of net income to core earnings, as well as related per share amounts, is included in a later section of this release.
Net income (including non-recurring items) for the three months ended December 31, 2006 was $5.1 million or $0.38 basic earnings per share, compared to $15.6 million or $1.16 basic earnings per share for the same period in 2005. Net income (including non-recurring items) for the twelve months ended December 31, 2006 was $21.6 million or $1.60 basic earnings per share, compared to $32.1 million or $2.39 basic earnings per share for the same period in 2005.
For the fourth quarter of 2006, interest income was $23.5 million compared to $20.3 million for the same quarter in 2005, an increase of $3.2 million. This increase is primarily due to growth in the average loan balances along with higher interest earned on our variable rate portfolio during the 4th quarter as compared to the same period in 2005. In addition, the company received a special cash dividend from the Federal Home Loan Bank of Pittsburgh of approximately $200 thousand during the fourth quarter of 2006. Net loans increased 9% or $50.2 million from December 31, 2005 to $589.5 million at December 31, 2006. This increase is primarily due to an increased demand for commercial and construction loan products that are being offered at competitive rates coupled with an increase in volume from Royal Asian Bank, Royal Bank America Leasing and the Equity/Mezzanine division.

Interest expense increased $4.3 million to $12.3 million for the quarter ended December 31, 2006 compared to the same period in 2005. For the twelve-month period ended December 31, 2006, interest expense increased $14.6 million to $46.4 million compared to the same period in 2005. The increase in interest expense was due to an increase in the average balance of deposits along with higher interest rates paid on deposits and borrowings. Total deposits increased 23% to $859.5 million at December 31, 2006 from December 31, 2005, primarily as a result of attractive certificate of deposit rates offered during 2006. During this period, brokered deposits increased $18.0 million. These funds were utilized to fund a portion of loan growth.
Net interest margin was 3.90% for the fourth quarter of 2006 compared to 3.96% for the fourth quarter of 2005. Net interest margin was .4.17% for the twelve months ended December 31, 2006, compared to 4.06% for the same period in 2005.
During the fourth quarter of 2006, $202 thousand was recorded to increase the allowance for loan losses. This additional provision was the result of loan growth in Royal Asian Bank and Royal Bank America Leasing, LP. For the twelve-month period ended December 31, 2006, $1.8 million was recorded to increase the allowance, of which $849 thousand was related to specific loans and the remainder was attributed to loan growth during 2006. Included in the reserves are mezzanine loans, which generally provide higher yields but which management has determined to have a higher level of risk compared to the remainder of the loan portfolio.
Consolidated total assets ended December 31, 2006 at $1.36 billion. Return on assets for the twelve-month period ended December 31, 2006 was 1.6%. Return on equity for the twelve-month period ended December 31, 2006 was 13.6%.
The Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 47th consecutive quarterly cash dividend on January 17, 2007. This dividend will be twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class A common stock and thirty-three and six hundred twenty five ten thousandths cents ($.330625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is January 31, 2007, and the payment date is February 14, 2007.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc. headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs and MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

CONDENSED INCOME STATEMENT

	Three Months		Twelve Months
	Ended Dec. 31st		Ended Dec. 31st
(dollars in thousands, except for earnings per share)	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$23,475	$20,281	$93,006	$76,460
Interest Expense	12,279	7,984	46,372	31,796

Net Interest Income	11,196	12,297	46,634	44,664
Provision for Loan Losses	202	0	1,803	1

Net Interest Income after Provision	10,994	12,297	44,831	44,663

Non Interest Income	2,137	15,039	11,971	24,826
Non Interest Expense	5,562	3,345	25,219	24,799

Income before Taxes	7,569	23,991	31,583	44,690
Income Taxes	2,448	8,405	10,015	12,637

Net Income	$5,121	$15,586	$21,568	$32,053

Earnings per share —basic	$0.38	$1.16	$1.60	$2.39

SELECTED RATIOS:
Return on Average Assets	1.5%	4.8%	1.6%	2.5%
Return on Average Equity	12.4%	40.4%	13.6%	22.0%
Average Equity to Assets	12.4%	11.9%	12.1%	11.6%
Book Value Per Share	$12.10	$11.57
CONDENSED BALANCE SHEET

(in thousands)	Dec. 31,	Dec. 31,
	2006	2005
	(unaudited)
Cash and Cash Equivalents	$82,436	$30,895
Investment Securities	568,742	598,730
Loans Held for Sale	1,959	803
Loans (net)	589,545	539,360
Premises and Equipment (net)	50,280	66,581
Accrued Interest receivable	16,494	14,843
Other Assets	46,855	49,807

Total Assets	$1,356,311	$1,301,019

Deposits	$859,457	$697,409
Borrowings	275,429	401,356
Other Liabilities	29,247	18,485
Subordinated debentures	25,774	25,774
Minority Interest	3,150	2,487
Shareholders’ Equity	163,254	155,508

Total Liabilities and Shareholders’ Equity	$1,356,311	$1,301,019

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”

NOTE: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management uses the non-GAAP measure of core earnings from core earnings or operating earnings in its analysis of the company’s performance. This measure, as used by the company, adjusts net income determined in accordance with GAAP to exclude the effects of certain non-recurring special items, including significant gains or losses that are unusual in nature. Because certain of these items and their impact on the company’s performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of the company’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table reconciles our GAAP net income to core earnings for the periods presented:

	For the Three		For the Twelve
	Months Ended		Months Ended
	Dec. 31st		Dec. 31st
	(unaudited)		(unaudited)
(amounts in thousands, except for per share data)	2006	2005	2006	2005

Net Income	$5,121	$15,586	$21,568	$32,053

Changes
Loan exit fees	—	—	(643)	(1,568)
Prepayment fees	—	—	(1,500)	—
Distributions from variable interest entities	(67)	(133)	(645)	(1,925)
Gains from the sale of variable interest entities	—	(16,746)	—	(16,746)
Pension plan expense	—	—	—	930
Gains on other real estate owned	(75)	(1,003)	(2,129)	(2,494)

Total Changes	(142)	(17,882)	(4,917)	(21,803)

Tax effect	50	6,259	1,721	7,631

Reduction in tax expense	—	—	—	(1,700)

Net impact of changes	(92)	(11,623)	(3,196)	(15,872)

Net income adjusted (core earnings)	$5,029	$3,963	$18,372	$16,181

Basic earnings per share	$0.38	$1.16	$1.60	$2.39
Adjusted earnings per share	$0.37	$0.29	$1.36	$1.20